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Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Myriad Genetics, Inc.

        We consent to the incorporation by reference in the registration statement on Form S-8 of Myriad Genetics, Inc. of our report dated September 2, 2004, with respect to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related financial statement schedule, which report appears in the June 30, 2004 annual report on Form 10-K of Myriad Genetics, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
November 12, 2004

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Consent of Independent Auditors